UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2025

Keurig Dr Pepper Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-33829	98-0517725
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

53 South Avenue, Burlington, Massachusetts 01803
(Address of principal executive offices) (Zip Code)

877-208-9991

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	KDP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Preferred Investment

On October 27, 2025, Keurig Dr Pepper Inc. (“KDP” or the “Company”) entered into an Investment Agreement (the “Preferred Investment Agreement”) with Pour Purchaser L.P. (together with its affiliates, the “KKR Investor”) and AP Pour Holdings, L.P. (together with its affiliates, the “Apollo Investor” and, together with any other investor that becomes a party thereto, the “Preferred Investors”). Pursuant to the Preferred Investment Agreement, on the terms and subject to the conditions set forth therein, the Company agreed to issue and sell to the Preferred Investors (the date of such issuance, the “Issue Date”), and the Preferred Investors agreed to purchase from the Company, 3,000,000 shares of a new series of Series A Convertible Perpetual Preferred Stock, par value $0.01 per share (the “Convertible Preferred Stock”), of KDP for a purchase price per share of $1,000 and an aggregate purchase price of $3.0 billion (the “Preferred Investment”), in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

The Company intends to use the net proceeds from the Preferred Investment to fund a portion of the consideration for the previously announced tender offer by the Company to acquire all of the issued ordinary shares of JDE Peet’s N.V. (the “Acquisition”) and related fees and expenses. The Preferred Investment is subject to customary closing conditions, including, among others: (i) the continued accuracy of the representations and warranties contained in the Preferred Investment Agreement; (ii) the performance in all material respects by each party of its respective covenants and agreements under the Preferred Investment Agreement; (iii) the expiration of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976; and (iv) the substantially concurrent closing of the Acquisition.

Designation of Convertible Preferred Stock

The Convertible Preferred Stock to be issued will have the designations, rights, preferences, powers, restrictions and limitations set forth in the Certificate of Designations, Preferences and Rights of Series A Convertible Perpetual Preferred Stock, a form of which is included as Exhibit B to the Preferred Investment Agreement (the “Certificate of Designations”). The Convertible Preferred Stock will rank senior to the common stock, par value $0.01 per share, of the Company (“Common Stock”), with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company. The Convertible Preferred Stock will have a liquidation preference of $1,000 per share (the “Stated Value”).

The holders of the Convertible Preferred Stock (each, a “Holder” and collectively, the “Holders”) will be entitled to dividends on the Convertible Preferred Stock at a rate of 4.75% per annum, which amount will increase by 0.25% per annum on the day after the tenth anniversary of the Issue Date. The Holders will be entitled to participate in dividends declared or paid on the Common Stock on an as-converted basis; provided that any such dividends on the Common Stock on an as-converted basis received by Holders will reduce, on a dollar-for-dollar basis, the dividends such Holders are entitled to receive on the Convertible Preferred Stock. Such dividends will be payable on a quarterly basis in cash; provided, that the Company may, in its sole discretion, on one or more occasions, defer payment of all or part of any dividend otherwise due on the Convertible Preferred Stock (the amount of such deferred dividends, the “Deferred Dividend Amount” and each period commencing on the date that the first such dividend would otherwise have been made on the Convertible Preferred Stock, a “Deferral Period”). The Deferred Dividend Amount will accrue dividends at the then-applicable dividend rate until paid in cash, will not be paid in-kind and will not increase the Stated Value of the Convertible Preferred Stock. Notwithstanding the foregoing, to the extent that the election to defer such dividends would either: (1) result in the number of shares of Common Stock issuable upon conversion of the outstanding shares of Convertible Preferred Stock exceeding the lesser of (x) 271,580,767 shares of Common Stock and (y) the number of shares equal to 19.99% of the number of shares of Common Stock outstanding at the time of payment, issuance or conversion, as applicable (such lesser number, the “Conversion Cap”), or (2) result in the fair market value of the Convertible Preferred Stock exceeding 20% of the equity value of the Company (the “Applicable Value Cap”), the Company will be required to pay such dividends in cash at the then-applicable dividend rate unless the Company elects to defer payment of such dividends (the “Excess Deferred Dividend Amount”). The Excess Deferral Dividend Amount will accrue dividends at the then-applicable dividend rate until paid in cash, will not be paid in-kind and will not increase the Stated Value of the Convertible Preferred Stock. During any Deferral Period, the Company will not redeem, purchase or otherwise acquire any of its outstanding shares of capital stock or other equity or voting interests, and will not declare or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or other equity or voting interests, subject to customary exceptions, including for stock dividends, employee equity and net settlement of derivatives or convertible securities.

Conversion and Redemption

Holders may convert the Convertible Preferred Stock into Common Stock at the Conversion Price (as defined below) (A) at any time and from time to time, in an amount up to, in the aggregate, 50% of the outstanding Convertible Preferred Stock issued on the Issue Date and allocated among the Holders and their permitted transferees pro rata and (B) at any time and from time to time on or after the earliest of (i) the 18-month anniversary of the Issue Date, (ii) the completion of the spin-off of the Company’s coffee business (the “Spin-Off”), (iii) foreclosure by a lender under a bona fide loan or other financing arrangement and (iv) if the completion of the Spin-Off has not occurred by the 12-month anniversary of the date of consummation of the Beverage Co. IPO (as defined below), the 12-month anniversary of the date of consummation of the Beverage Co. IPO. The Convertible Preferred Stock will be convertible into Common Stock at an initial conversion price equal to $37.25 per share of Common Stock, which is subject to adjustment (i) for customary anti-dilution protections and (ii) in the event that the Company completes the Spin-Off (as adjusted, the “Conversion Price”). In connection with the Spin-Off, the Conversion Price will be adjusted by multiplying the Conversion Price then in effect immediately prior to the Spin-Off by an adjustment ratio, which ratio will not be greater than 0.6916 or less than 0.6416. Holders will not be entitled to receive shares of the entity that will own the Company’s coffee business upon completion of the Spin-Off (“SpinCo”) in connection with the Spin-Off.

At any time after the third anniversary of the Issue Date, the Company will have the option to require that all or any portion of the then-outstanding shares of Convertible Preferred Stock be converted into Common Stock at the then applicable Conversion Price if the closing price per share of Common Stock exceeds 150% of the Conversion Price then in effect for at least twenty trading days in any period of thirty consecutive trading days immediately prior to the Holders’ receipt of the conversion notice.

At any time on or following the seventh anniversary of the Issue Date, the Company may redeem all or any portion of the outstanding Convertible Preferred Stock at the applicable redemption price (the “Optional Redemption Price”) plus accrued and unpaid dividends thereon. The Optional Redemption Price will be an amount in cash equal to (i) 110% of the sum of the Stated Value, the Deferred Dividend Amount and the Excess Deferred Dividend Amount, with respect to a redemption date on or following the seventh anniversary of the Issue Date but prior to the eighth anniversary of the Issue Date, (ii) 105% of the sum of the Stated Value, the Deferred Dividend Amount and the Excess Deferred Dividend Amount, with respect to a redemption date on or following the eighth anniversary of the Issue Date but prior to the ninth anniversary of the Issue Date and (iii) 100% of the sum of the Stated Value, the Deferred Dividend Amount and the Excess Deferred Dividend Amount, with respect to a redemption date on or following the ninth anniversary of the Issue Date. If a redemption notice is delivered, the Holders will retain their right to convert the Convertible Preferred Stock prior to such redemption.

Upon the occurrence of a fundamental change of the Company, the Company will be obligated to offer to redeem all of the Convertible Preferred Stock for a price in cash equal to the greater of (a) an amount equal to 110% of the sum of the Stated Value, the Deferred Dividend Amount and the Excess Deferred Dividend Amount plus accrued and unpaid dividends thereon and (b) an amount equal to the payment that the Holders would be entitled to receive if the Convertible Preferred Stock had been converted into Common Stock immediately prior to such fundamental change, subject to the rights of the Company’s existing and future creditors. In the event of a bankruptcy, liquidation, winding up or dissolution of the Company, the Company will also be required to redeem all of the then outstanding Convertible Preferred Stock for a price in cash equal to the greater of (a) an amount equal to 100% of the sum of the Stated Value, the Deferred Dividend Amount and the Excess Deferred Dividend Amount plus accrued and unpaid dividends thereon and (b) an amount equal to the payment that the Holders would be entitled to receive if the Convertible Preferred Stock had been converted into Common Stock immediately prior to such event, out of assets legally available therefor and to the extent permitted by Delaware law.

Voting Rights

The Preferred Investors, as Holders, will be entitled to vote with the holders of the Common Stock on an as-converted basis, voting together as a single class, on all matters presented to the holders of Common Stock, except as required by Delaware law, subject to certain requirements as described in the Preferred Investment Agreement.

Restrictions on Transfer

Each Preferred Investor has agreed to certain restrictions on sale or transfer (other than customary exceptions, including for permitted loans) of shares of the Convertible Preferred Stock, shares of Common Stock issuable upon conversion of the Convertible Preferred Stock or shares of common stock acquired pursuant to a Beverage Co. IPO until the earliest of (i) the completion of the Spin-Off, (ii) the 3-year anniversary of the Issue Date, if the Spin-Off has not been completed by such date, and (iii) a public announcement by the Company that it does not intend to pursue the Spin-Off, provided that the Preferred Investors will be permitted to sell or transfer the Preferred Stock, shares of Common Stock or shares of common stock, as applicable, in certain private transactions without any involvement of an investment bank or in certain open market transactions without the involvement of the Company in marketing, brokering or otherwise soliciting such transaction.

Additionally, each Preferred Investor has agreed not to make any “short sale” (as defined in Rule 200 of Regulation SHO under the Securities Exchange Act of 1934 (“Regulation SHO”)) of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a “short sale” (as defined in Regulation SHO) of, or the purpose of which is to offset the loss which results from a decline in the market price of, any shares of Convertible Preferred Stock or Common Stock, or otherwise establish or increase, directly or indirectly, a put equivalent position as defined in Rule 16a-1(h) of the Securities Exchange Act of 1934 (collectively, “Hedging Arrangements”) until the 6-month anniversary of the closing date of the Spin-Off (or, if the Spin-Off has not occurred until the second anniversary of the Issue Date, then until the second anniversary of the Issue Date).

Each Preferred Investor has also agreed, for so long as such Preferred Investor continues to hold any Convertible Preferred Stock (or Common Stock issuable on conversion of such Convertible Preferred Stock), not to knowingly, after reasonable inquiry, make transfers of Convertible Preferred Stock (or Common Stock issuable on conversion of such Convertible Preferred Stock) to (i) Company competitors or certain persons or entities that are otherwise on a list of disqualified holders provided by the Company (the “Disqualified Holders”), or (ii) a person who would then beneficially own more than 5% of the Company’s outstanding Common Stock after giving effect to the transfer, subject to exceptions for any broadly marketed underwritten offering (including an underwritten block trade) or any unsolicited broker transaction effected pursuant to Rule 144 of the Securities Act so long as such Preferred Investor takes commercially reasonable efforts (including by directing, instructing or requesting any underwriter or broker in connection with such offering or transaction) to not sell, dispose of or otherwise transfer such Convertible Preferred Stock or common stock of the Company to Disqualified Holders or persons described in clause (ii) of this paragraph without the Company’s prior written consent.

Notwithstanding the foregoing, the Preferred Investors may sell or transfer shares of the Convertible Preferred Stock, shares of Common Stock issuable upon conversion of the Convertible Preferred Stock or shares of common stock acquired pursuant to a Beverage Co. IPO in connection with a merger, tender offer or exchange offer or other business combination, acquisition of assets or similar transaction or any fundamental change involving the Company or any of its subsidiaries that, in each case, is approved by the board of directors of the Company.

Preemptive Rights

The KKR Investor and the Apollo Investor will have preemptive rights to participate in future issuances of certain equity or equity-linked securities by the Company or its subsidiaries on a pro rata as-converted basis, subject to customary exceptions.

Standstill Restrictions

Until the second anniversary of the closing of the Spin-Off (or, if the Spin-Off has not occurred until the third anniversary of the Issue Date, until the third anniversary of the Issue Date (the “Standstill Period”)), each Preferred Investor will be subject to certain standstill provisions relating to proxy campaigns, shareholder activism and solicitation of acquisition of the Company, including that it and its affiliates will be restricted, subject to certain exceptions, from acquiring additional shares of Common Stock or other equity securities of the Company. In addition, during the Standstill Period, each Preferred Investor has agreed not to acquire, offer or seek to acquire, agree to acquire or make a public proposal to acquire, by purchase or otherwise, beneficial ownership of any equity securities of the Company, any securities convertible into or exchangeable for any such equity securities, any options or other derivative securities or contracts or instruments in any way related to the price of such equity securities.

Covenants

The Preferred Investment Agreement provides that, prior to the closing of the Acquisition, the Company will (i) use reasonable best efforts to operate its business in the ordinary course or consistent with the public announcements made by the Company on or prior to the date of the Preferred Investment Agreement (without restricting the Company’s activities with respect to the Acquisition, the Preferred Investment, the JV Investment, the Spin-Off and the related transactions), and (ii) unless the KKR Investor and the Apollo Investor otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), not take any other action that, if taken following the Issue Date, would require the prior written consent of the Holders or result in an adjustment to the Conversion Price unless such adjustment is effected in connection with the issuance of the Convertible Preferred Stock on the Issue Date.

In addition, the Preferred Investment Agreement provides that, without the prior written consent of the KKR Investor and the Apollo Investor, the Company will not amend the merger protocol, dated August 24, 2025, pursuant to which the Company commenced a tender offer in connection with the Acquisition, in a manner that would be materially adverse to the KKR Investor or the Apollo Investor. The Preferred Investment Agreement also provides that, without the prior written consent of the KKR Investor and the Apollo Investor (so long as, with respect to the KKR Investor’s consent, the KKR Investor owns at least 50% of its initial Preferred Investment and, with respect to the Apollo Investor’s consent, the Apollo Investor owns at least 50% of its initial Preferred Investment), the Company will not permit the Spin-Off to be consummated if (A) the pro forma total net leverage of the Company, immediately following the consummation of the Spin-Off, is greater than 4.00 to 1.00, if an initial public offering of the Company’s refreshment beverage portfolio (the “Beverage Co. IPO”) with at least $2.0 billion in gross proceeds (the “Qualified IPO”) shall have been consummated on or prior to the consummation of the Spin-Off, or 4.25 to 1.00, if a Qualified IPO shall not have been consummated on or prior to the consummation of the Spin-Off, or (B) the corporate rating of either the Company or SpinCo, on a pro forma basis at the time of the Spin-Off, would be less than investment grade from either Moody’s or S&P. In addition, for so long as the Convertible Preferred Stock is outstanding, in the event of a ratings downgrade by either Moody’s or S&P, the Company will be subject to additional negative covenants that would restrict its operational flexibility.

Registration Rights Agreement

The Company has agreed to enter into a Registration Rights Agreement with the Preferred Investors, pursuant to which holders of Convertible Preferred Stock and Common Stock issuable upon conversion of Convertible Preferred Stock will have certain registration rights with respect to such shares of Convertible Preferred Stock and Common Stock pursuant to the terms of the Registration Rights Agreement, a form of which is attached as Exhibit C to the Preferred Investment Agreement (the “Registration Rights Agreement”).

The foregoing description of the Convertible Preferred Stock, the Certificate of Designations, the Preferred Investment Agreement, the Registration Rights Agreement and the transactions contemplated thereby is only a summary and does not purport to be complete and is qualified in its entirety by reference to the full text of the agreements, copies of which are attached to this Current Report on Form 8-K as Exhibit 10.1, and incorporated herein by reference.

Pod Manufacturing Joint Venture Investment

On October 26, 2025, KDP and certain funds or accounts managed, advised or sub-advised by each of Apollo Capital Management L.P. and its affiliates, Kohlberg Kravis Roberts & Co. L.P. and its affiliates and Goldman Sachs Asset Management, L.P. and its affiliates (together, the “JV Investors”) entered into a commitment letter (the “JV Commitment Letter”), under which the JV Investors have committed to making, subject to certain conditions, a strategic minority investment into a wholly-owned subsidiary of KDP (the “Pod Manufacturing JV” and such investment, the “JV Investment”).

Pursuant to the JV Commitment Letter, (i) at or prior to the closing of the JV Investment, KDP and its subsidiaries will contribute, either by contribution or merger of one or more of the subsidiaries of KDP, the assets used for the production, roasting and grinding of single-serve un-brewed beverage products (including K-Cup pods and K-Rounds) located in the United States and Canada (the “Coffee Production Assets”) as well as all of KDP’s related coffee assets (including sales and distribution) in Canada to the Pod Manufacturing JV, and (ii) at the closing of the JV Investment, the JV Investors will contribute, through a holding company (the “JV Investor Partner”) $4 billion in cash in exchange for a 49% interest in the Pod Manufacturing JV. The remaining 51% ownership interest will remain under the ownership of KDP and its affiliates. Further, the JV Commitment Letter names each of Apollo Global Securities, LLC and KKR Capital Markets LLC as a “Joint Lead Arranger” with respect to certain of the transactions.

The JV Commitment Letter sets forth each partner’s rights and responsibilities with respect to the Pod Manufacturing JV, including with respect to the board of managers (a majority of which will be appointed by KDP or its affiliates), certain unanimous approval rights in favor of the JV Investor Partner, mechanisms for capital contributions to be made to the Pod Manufacturing JV, limitations on transfers by the partners, a call right exercisable by KDP or its affiliate beginning approximately eight years following the closing, a conversion right exercisable by the JV Investor Partner approximately 15 years following the closing whereby the JV Investor Partner may elect to convert its interest in the Pod Manufacturing JV into shares of KDP, or following the Spin-Off, SpinCo, and certain redemption obligations of Pod Manufacturing JV in the event of change of control transaction. The term sheet also sets forth distribution mechanics pursuant to which the Pod Manufacturing JV will make quarterly distributions of available cash (subject to certain limitations, including for operating costs and reserves) to its partners generally in proportion to their ownership interests.

The funding of the JV Investors’ commitment is subject to customary conditions, including: (i) no material adverse effect having occurred on KDP or the business comprising the Coffee Production Assets and all of KDP’s related coffee assets (including sales and distribution) in Canada, (ii) the payment of the applicable commitment fees and expenses by KDP, (iii) entry into definitive agreements with respect to the JV Investment and the Pod Manufacturing JV, (iv) KDP’s long-term debt maintaining a credit rating that is not lower than investment grade by at least two of S&P, Moody’s and Fitch, (v) the receipt of required regulatory approvals, (vi) the contribution of all or substantially all of the Coffee Production Assets and all of KDP’s related coffee assets (including sales and distribution) in Canada to the Pod Manufacturing JV, (vii) the closing of the Acquisition by KDP, (viii) the continued operation of the Coffee Production Assets and all of KDP’s related coffee assets (including sales and distribution) in Canada in all material respects and (ix) the continued accuracy of certain representations and warranties made by KDP with respect to the Coffee Production Assets and related sales and distribution assets in Canada and the Pod Manufacturing JV and compliance by KDP of certain covenants to be set forth in the definitive agreements with respect to the JV Investment. KDP intends to use the net proceeds from the JV Investment to fund a portion of the consideration for the Acquisition and related fees and expenses. The JV Investors will receive a 1% transaction fee upon closing (30% of which was earned at signing and payable if the JV Commitment Letter is terminated, subject to certain limited exceptions) and a 0.10% “ticking fee” for the period beginning 120 days after signing until the closing of the JV Investment. The definitive documentation for the JV Investment has not yet been finalized and may differ from the foregoing description once finalized.

The foregoing description of the JV Commitment Letter is qualified in its entirety by reference to the full text of the JV Commitment Letter, which is filed herewith as Exhibit 10.2.

Item 3.02	Unregistered Sales of Equity Securities.

The information regarding the Preferred Investment set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02. The Preferred Investment will be undertaken in reliance upon an exemption from the registration requirements of Section 4(a)(2) of the Securities Act. The Convertible Preferred Stock issued pursuant to the Preferred Investment Agreement and the Common Stock issuable upon conversion of the Convertible Preferred Stock may not be re-offered or sold in the United States absent an effective registration statement or an exemption from the registration requirements under applicable federal and state securities laws.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Document Description

10.1*±	Preferred Investment Agreement, dated as of October 27, 2025, by and between Keurig Dr Pepper Inc., the KKR Investor and the Apollo Investor

10.2*±	JV Commitment Letter, dated October 26, 2025, between Keurig Dr Pepper Inc. and each of the JV Investors

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

*

Certain schedules and similar attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. KDP agrees to furnish supplementally a copy of any omitted schedule or attachment to the SEC upon its request.

±	Certain portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K. KDP agrees to furnish supplementally a copy of any omitted portion to the SEC upon its request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KEURIG DR PEPPER INC.

By:	/s/ Anthony Shoemaker
Name:	Anthony Shoemaker
Title:	Chief Legal Officer, General Counsel and Secretary

Date: October 30, 2025